Exhibit 99.1

Important Notice

To Directors and Executive Officers of

Praxair, Inc.

Regarding Blackout Period and

Regulation BTR Trading Restrictions

September 7, 2018

Pursuant to the Sarbanes-Oxley Act of 2002, and Rule 104 under Securities and Exchange Commission Regulation BTR, Praxair, Inc. is hereby notifying you of potential upcoming temporary restrictions on your ability to engage in certain activities regarding Praxair equity securities. These temporary restrictions are mandated by the Sarbanes-Oxley Act in the event of a blackout period impacting the Plan (as defined below), including the Praxair, Inc. Stock Fund as an investment option thereunder.

General Information.  This notice is to inform you that the Praxair Retirement Savings Plan (the “Plan”) may have a blackout period during which Plan participants will be unable to conduct transactions under the Plan (including transactions in Praxair, Inc. (“Praxair”) common stock (“Praxair Stock”) under the Praxair Stock Fund under the Plan). As previously disclosed, Praxair and Linde AG have announced their intention to combine their businesses under Linde plc (the “Transaction”), subject to obtaining regulatory approval and completing certain other conditions required for closing, pursuant to that certain Business Combination Agreement, dated as of June 1, 2017, by and among Praxair, Linde Aktiengesellschaft, Zamalight PLC, Zamalight Holdco LLC and Zamalight Subco, Inc. Should the Transaction close, a blackout period may be necessary to ensure that all transactions in Praxair Stock in the Praxair Stock Fund under the Plan are fully completed before the closing of the Transaction and the Plan administrator can process the exchange of Praxair Stock for Linde plc ordinary shares following the closing. On August 31, 2018, Praxair received a notice required by Section 101(i)(2)(E) of the Employment Income Security Act of 1974, as amended, regarding this potential blackout period from the Plan administrator. Because you are a director or an executive officer of Praxair, you will also be prohibited during any Plan blackout period from engaging in most transactions involving equity securities of Praxair that you acquired in connection with your service or employment as a director or executive officer of Praxair.

Impact on Plan Participants.  If the Transaction is consummated, there may be a blackout period during which participants in the Plan will be temporarily unable to direct or diversify investments in their individual accounts (including the Praxair Stock Fund) or obtain loans or distributions from the Plan. This period, during which participants will be unable to exercise these rights otherwise available under the Plan, is expected to constitute a “blackout period” under the Securities and Exchange Commission’s Regulation BTR.

Restrictions on Directors and Executive Officers during the Blackout Period.  During any blackout period, directors and executive officers of Praxair will be subject to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. These restrictions generally prohibit, during a blackout period, the direct or indirect purchase, sale or other acquisition or transfer of any of Praxair’s equity securities that you acquired in connection with your service or employment as a director or executive officer of Praxair.

•	Note that “equity securities” are defined broadly to include Praxair Stock and derivatives thereof, including without limitation stock options, performance shares and restricted stock.

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Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

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Among other things, these rules prohibit selling shares of Praxair Stock acquired pursuant to options granted to you in connection with your service as a director or employment as an executive officer, or selling shares of Praxair Stock received upon settlement of restricted stock units or performance share units.

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Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, reinvestment of dividends under a pre-established broad-based shareholder dividend reinvestment plan, such as the Praxair Dividend Reinvestment and Stock Purchase Plan, and sales of stock not acquired in connection with service or employment as a director or officer), those exemptions are limited.

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If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the blackout, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirement).

Length of the Blackout Period.  If the Transaction is consummated, a blackout period for the Plan is expected to begin two business days prior to the closing of the Transaction and remain in effect for up to five business days following the closing. Accordingly, assuming the closing of the transaction were to occur on October 24, 2018, such blackout period would be expected to begin during the week of October 22, 2018, and would be expected to end during the week of October 29, 2018. Because the closing of the Transaction is subject to regulatory approval and the completion of other prerequisites, whether the closing will occur, and if it does whether a blackout period will occur, as well as the exact beginning and ending dates of any such blackout period, cannot be provided in this notice. If there comes a time when all regulatory approvals have been obtained and a closing date for the Transaction has been identified, the exact dates of the blackout period will be communicated to you as soon as practicable. Inquiries concerning this notice or the blackout period, including the beginning and ending dates of the trading restrictions, may be directed without charge to:

Praxair, Inc.

10 Riverview Drive

Danbury, CT 06810

Attn: Assistant General Counsel and Assistant Corporate Secretary

Telephone Number: (203) 837-2264

Additional Restrictions.  The rules described above apply in addition to the other restrictions on trading activity under Praxair’s Statement of Policy on Insider Trading. In order to avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in Praxair’s securities to Praxair’s Assistant General Counsel and Assistant Corporate Secretary at (203) 837-2264.